Exhibit 4.19

*** Certain information in this document has been excluded pursuant to Item 601(b)(10) of Regulation S-K. Such excluded information is not material and is the type the registrant treats as private or confidential. Such omitted information is indicated by brackets (“[Redacted]”) in this exhibit. ***

Property Transfer Agreement

Party A: [Redacted]

Address: [Redacted]

Legal Representative: [Redacted]

Party B: Shanghai Jirongzhicheng Enterprise Development Co., Ltd.

Address: Zone C, F/25 (physically structured as F/21), Building 1, No.428 Yanggao South Road, China (Shanghai) Pilot Free Trade Zone

Legal Representative: Zhang Guanglin

Party C: Jirong Yunke Information Technology Co., Ltd.

Address: Room 1513, 15/F, No.3553 Zhongshan North Road, Putuo District, Shanghai

Legal Representative: Zhang Guanglin

The parties listed above shall be individually referred to as “a Party” and collectively as “the Parties”.

Whereas:

(1)
Party A is the owner of the buildings located at [Redacted], with a gross floor area of [43,490.48] square meters (hereinafter referred to as the “Target Properties”);
(2)
Party A hereby intends to transfer, and Party B has the intention to purchase, the Target Properties. Party A and Party C (an affiliate of Party B) have entered into a Letter of Intent dated [Redacted] in relation to the purchase and sale of the Target Properties, pursuant to which Party C has paid an Earnest Money of [Redacted] to Party A.
(3)
Party C and Party B have each executed a Commitment of Satisfaction with Due Diligence dated [Redacted], respectively, whereby both Party C and Party B undertake that they fully acknowledge and accept the current status and defects of the Target Properties and are willing to purchase the Target Properties.

NOW, THEREFORE, the Parties, having reached mutual agreement through negotiation, hereby agree as follows with respect to the Target Properties:

ARTICLE I
Definitions
1.1
Unless otherwise specified, the following terms in this Agreement shall have the meanings set forth below:

“Target Property 1” “Target Property 2” “Target Properties”	[Redacted] [Redacted] Means Target Property 1 and Target Property 2 collectively.
“This Project”	Means the transaction in which Party A intends to transfer the Target Properties to Party B;
“This Transaction”	Means Party B’s purchase of the Target Properties owned by Party A in accordance with the provisions of this Agreement;
“Letter of Intent”	Means the Letter of Intent signed by and between Party A and Party C in relation to this Project on [Redacted];
“Earnest Money”	Means the sum of [Redacted] paid by Party C to Party A as earnest money in accordance with the Letter of Intent;

“Transfer Price”	Has the meaning set forth in Article 3.1 hereof;

“Transaction Office”	Means the Real Estate Transaction Office of Shanghai Pudong New Area;
“Real Estate Purchase and Sale Agreement”

Means the standard-form Real Estate Purchase and Sale Agreement executed in respect of the Target Properties in accordance with the title transfer regulations of the Transaction Office, which is used to apply for and complete title transfer with the Transaction Office;

“Ownership Certificate”	Means the Shanghai Certificate of Real Estate Ownership;

“Laws”

Means any applicable laws, regulations, decrees, ordinances, rules, judgments, injunctions, treaties and/or orders issued by any competent authorities in China, excluding, for the purposes of this Agreement, the laws of the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan;

“Yuan/10,000 Yuan”	Means RMB Yuan/10,000 Yuan unless otherwise specified.

1.2
Interpretation

In this Agreement, unless the context otherwise requires:

(1)
any reference to any document, agreement or contract (including this Agreement) or to any part or provision thereof shall include all amendments, modifications, supplements or updates thereto as made from time to time;
(2)
the word “including” shall be construed as being followed by “but not limited to”;
(3)
any reference to a clause shall refer to a clause of this Agreement, and not to any clause of another document forming part hereof; and any reference to an exhibit shall refer to an exhibit to this Agreement;
(4)
the table of contents, headings and sub-headings are inserted for convenience only, and shall not be considered in the construction of this Agreement;
(5)
unless otherwise specified herein, any reference to “writing” and “written form” shall include all methods of reproducing text in a legible, durable manner, including email and fax;
(6)
unless otherwise specified, if a period is specified to commence on a particular day or on the day when a specific act or event occurs, that day shall not be counted toward that period;
(7)
unless otherwise explicitly stated, any reference herein to a year, month or day shall refer to the corresponding year, month or day of the Gregorian calendar.
ARTICLE II
Target Properties
2.1
Basic Information of Target Properties
(1)
The Target Properties refer to spaces within [Redacted] located at [Redacted], Shanghai, with a gross floor area of 43,490.48 square meters, as registered under the Ownership Certificate Number [Redacted]. Specifically, [Redacted]. The room numbers and use details of the Target Properties are set forth in Exhibit 1, and the floor plans/site plans and a copy of the Certificate of Real Estate Ownership are included in Exhibit 2.
(2)
The Target Properties are partially leased at the time this Agreement is executed and comes into effect, and the relevant lease agreements are listed in Exhibit 3.
(3)
Party A has disclosed to Party B and Party C that at the time this Agreement comes into effect, Target Property 2 is “unsaleable”, and Party A is coordinating with the competent authorities of Pudong New Area to transition it to a “saleable” state. The Parties acknowledge that if it is ultimately determined that Target Property 2 cannot be transitioned to a “saleable” state, no Party shall be liable for breach of contract for such inability to transition. Notwithstanding the foregoing, the inability to transition Target Property 2 to a “saleable” state shall not affect the transaction involving Target Property 1 and the performance of the relevant terms.
2.2
Due Diligence

Party B and Party C have completed its due diligence investigation of the Target Properties, is satisfied with the investigation results, and fully accepts the current status of the Target Properties.

ARTICLE III
Transfer of Target Properties
3.1
Transfer Prices for the Target Properties

The Parties acknowledge that the total Transfer Price for Target Property 1 shall be RMB [1,268,138,000] (in words: [RMB One Billion Two Hundred and Sixty-Eight Million One Hundred and Thirty-Eight Thousand Yuan Only]), inclusive of a 5% value-added tax, with a tax-exclusive base price of RMB [1,207,750,476.19]. Notwithstanding any national changes to the value-added tax rate, the total Transfer Price shall remain unchanged.

The Parties acknowledge that the total Transfer Price for Target Property 2 shall be RMB [85,500,000] (in words: [RMB Eighty-Five Million Five Hundred Thousand Yuan Only]), inclusive of a 5% value-added tax, with a tax-exclusive base price of RMB [81,428,571.43]. Notwithstanding any national changes to the value-added tax rate, the total Transfer Price shall remain unchanged.

The Parties acknowledge that the Transfer Price and floor area of each unit within the Target Properties shall be as set forth in Exhibit 1.

3.2
Terms of Payment of Transfer Prices

3.2.1 Target Property 1: to be paid in two installments:

(1) First installment: Party B shall pay [55]% of the total Transfer Price for Target Property 1, i.e.[697,475,900] (including an Earnest Money of [Redacted]), to Party A within five (5) working days from the Effective Date hereof. More specifically, Party C shall return to Party A the original receipt of the Earnest Money within the said period, and agrees that the Earnest Money of [Redacted] paid by Party C shall be credited towards the Transfer Price for Target Property 1 payable by Party B, and the rest of the first installment, i.e. [647,475,900], shall also be paid by Party B to Party A within the said period. Party B and Party C shall negotiate financial settlement issues in relation to the transfer of the Earnest Money independently, which shall have nothing to do with Party A and shall not affect the validity and performance of this Agreement.

(2) Second installment: Party B shall pay the remaining [45]% of the total Transfer Price for Target Property 1, i.e. [570,662,100], to Party A within sixty (60) working days from the Effective Date hereof.

3.2.2 Target Property 2: to be paid in two installments:

(1) First installment: Party B shall pay [20]% of the total Transfer Price for Target Property 2, i.e. [17,100,000], to Party A within five (5) working days from the Effective Date hereof.

(2) Second installment: Party B shall pay the remaining [80]% of the total Transfer Price for Target Property 2, i.e. [68,400,000], to Party A within five (5) working days after Target Property 2 is transitioned to a “saleable” state.

3.2.3 The information of Party A’s receiving account is as follows:
Bank: [Redacted]
Account Name: [Redacted]
Account Number: [Redacted]

3.2.4 If Party B’s payment of the Transfer Price for Target Property 1 is financed by a loan, in respect of such loan:

(1) Party B shall confirm that it has been fully aware of the financing bank’s lending policies prior to its execution of this Agreement;

(2) Party B shall comply with the following provisions in respect of its loan application and other matters:

A. Party B shall, within five working days after this Agreement comes into effect, submit a loan application to the bank and provide all required supporting documentation;

B. Party B shall transfer the loan amount to Party A’s designated account specified in Article 3.2.3;

C. If Party B’s loan application is not approved or is approved for an amount less than the applied sum, Party B shall make up the shortfall through self-financing. Should Party B fail to pay the full amounts specified in Article 3.2.1 hereof, it shall be deemed in breach for late payment under Article 8.2 hereof.

(3) Any expenses incurred in connection with securing such loan shall be borne by Party B.

ARTICLE IV
Title Transfer of Target Properties

4.1 Party A and Party B shall submit a title transfer application for Target Property 1 to the Transaction Office within ten (10) working days upon Party B’s payment of 55% of the total Transfer Price for Target Property 1 in accordance with Article 3.2.1 hereof and submission of an executed and effective loan agreement to Party A, or upon Party B’s full payment of the total Transfer Price for Target Property 1 without utilizing loan financing. The Parties acknowledge that Party A and Party B shall, at the time this Agreement enters into force, sign the Shanghai Real Property Purchase and Sale Agreement or the Real Estate Purchase and Sale Agreement (in such form and content as then prescribed by the Transaction Office (the same hereinafter)) at the request of the Transaction Office to complete the title transfer procedures. For the avoidance of doubt, Party A and Party B acknowledge that the Shanghai Real Property Purchase and Sale Agreement or the Real Estate Purchase and Sale Agreement signed by and between Party A and Party B in such case shall be used solely for applying for and completing the title transfer of Target Property 1 with the Transaction Office, and the rights and obligations of Party A and Party B in relation to the transfer of Target Property 1 shall be still subject to this Agreement.

4.2 Party A and Party B shall submit a title transfer application for Target Property 2 to the Transaction Office within ten (10) working days after the underground parking spaces within Target Property 2 have been designated as “saleable”, the title transfer application process for Target Property 1 has been completed, and Party A has received the full Transfer Price for Target Property 2. The Parties acknowledge that Party A and Party B shall, at the time this Agreement enters into force, sign the Parking Space Sale Agreement (in such form and content as then prescribed by the Transaction Office (the same hereinafter)) at the request of the Transaction Office to complete the title transfer procedures. For the avoidance of doubt, Party A and Party B acknowledge that the

Parking Space Sale Agreement signed by and between Party A and Party B in such case shall be used solely for applying for and completing the title transfer of Target Property 2 with the Transaction Office, and the rights and obligations of Party A and Party B in relation to the transfer of Target Property 2 shall be still subject to this Agreement. Where Party A and Party B ultimately confirm that Target Property 2 cannot be transitioned to a “saleable” state, the relevant clauses of this Agreement regarding the transfer of Target Property 2 and the executed Parking Space Sale Agreement shall automatically terminate, without prejudice to the validity of the provisions in Article 5.7 hereof governing the use of Target Property 2.

ARTICLE V
Delivery of Target Properties and Relevant Provisions
5.1
Party A and Party B acknowledge that Target Property 1 will be delivered on an “as is” basis. Within five working days upon Party B’s full payment of the total Transfer Price for Target Property 1, Party A and Party B shall each appoint a representative authorized in writing to the site of Target Property 1 to complete handover of Target Property 1 on an “as is” basis and jointly sign a Confirmation of Property Delivery. The signing of the Confirmation of Property Delivery (in the form attached hereto as Exhibit 4) shall constitute conclusive evidence of the completion of delivery of Target Property 1, and the risks in relation to Target Property 1 shall transfer to Party B upon the delivery thereof to Party B.

Party A and Party B acknowledge that after Target Property 1 is delivered on an “as is” basis, Party A shall conduct renovations of Target Property 1 according to the Decoration and Renovation Delivery Standards (see Exhibit 6 for details) at the cost of Party A, and then re-deliver the renovated property, which delivery does not involve the transfer of the ownership of Target Property 1. Unless otherwise specified, the term “delivery” as used hereinafter shall mean the first delivery on an “as is” basis.

5.2
Party A and Party B acknowledge that Target Property 2 will be delivered on an “as is” basis. Within five working days upon Party B’s payment of 20% of the total Transfer Price for Target Property 2, Party A and Party B shall each appoint a representative authorized in writing to the site of Target Property 2 to complete handover of Target Property 2 on an “as is” basis and jointly sign a Confirmation of Parking Space Delivery (in the form attached hereto as Exhibit 4). The signing of the Confirmation of Parking Space Delivery shall constitute conclusive evidence of the completion of delivery of Target Property 2, and the risks in relation to Target Property 2 shall transfer to Party B upon the delivery thereof to Party B.

5.3
Party A and Party B acknowledge that the Target Properties are transferred subject to existing leases (details of such leases are set forth in Exhibit 3). After the Target Properties are transferred to Party B, Party B shall assume all the rights and obligations of the lessor under such leases. The cut-off time for apportionment of the rental income from the Target Properties shall be the handover date specified in the Handover Confirmation, with rent accrued on and before the handover date to be attributable to Party A, and rent accrued on and after the day following the handover date to be attributable to Party B. Party A shall, within 5 working days after the handover date, transfer to Party B in full all security deposits paid by tenants and, with respect to the rent prepaid by tenants, allocate and transfer to Party B the portion of prepaid rent attributable to Party B, calculated using the day following the handover date as the cut-off date. In addition, Party A shall notify tenants in writing of the change in the leased properties’ right-holder (including change in the counterparty and the account receiving rent payments), and actively assist Party B in contract replacements, lease renewals and tenant communications. Should Party A receive any rent payments, rental-related fees, or other amounts (including insurance proceeds) pertaining to the Target Properties on or after the day following the handover date, Party A shall promptly transfer such amounts to Party B and provide Party B with the details thereof. In case of any tenant dispute, Party A shall actively cooperate with Party B toward resolution. Party A warrants that as of the Effective Date hereof, it has fully performed its obligations under the corresponding leases.
5.4
Upon the effectiveness hereof, [Redacted] shall be the designated property management company for the Target Properties. Commencing from the day (inclusive) immediately following the execution by Party A and Party B of the Confirmation of Property Delivery or the Confirmation of Parking Space Delivery, all principal’s rights and obligations concerning the Target Properties under the property management agreement shall be assumed by Party B, and Party A shall actively assist Party B in effecting a replacement of the contract with the property management company.
5.5
Party A and Party B acknowledge that the purposes of rooms (units) within the Target Properties include “office”, “retail”, and “special use”, as detailed in Exhibit 1. Party A makes no warranty as to the suitability of the Target Properties for any other purposes. The premises and the Owners’ Committee office (together, the “Special-Purpose Premises”) listed below shall be owned collectively by all owners and are excluded from the pricing for this Transaction. Party B may use the Special-Purpose Premises for their intended purposes upon the completion of this Transaction, provided that the usability thereof shall not affect the validity of this Transaction, and Party A accepts no liability to Party B in that regard.

[Redacted]

5.6 Party A and Party B acknowledge that starting from the day (inclusive) following the handover date, all rights and interests arising from the Target Properties, whether under policy or contract, shall vest in Party B, including those under service contracts, renewed insurance policies or otherwise. Notwithstanding any consideration paid by Party A for such rights and interests, Party A agrees that Party B is entitled to receive all services provided by the counterparties to such contracts, at no additional cost, within the scope of such consideration.

5.7 Party A and Party B acknowledge that subject to Party B’s payment of the first installment under Article 3.2.2 hereof and completion of the delivery process under Article 5.2 hereof, Party A agrees that Party B has the right to use Target Property 2. Should Target Property 2 ultimately prove untradeable, the transfer of Target Property 2 shall convert from a transfer of ownership to a transfer of right-of-use, with a right-of-use term of 20 years from the date of delivery of Target Property 2, and the first installment paid by Party B under Article 3.2.2 hereof shall constitute consideration for such right-of-use. Upon the expiration of the right-of-use term, the Parties shall renew the right-of-use in accordance with the provisions hereof (with no additional fees payable by Party B for such right-of-use).

ARTICLE VI
Apportionment of Taxes and Other Expenses
6.1
In accordance with Chinese Laws and regulations, Party A and Party B shall each bear their respective taxes and fees (including but not limited to property tax, urban land use tax, deed tax, value-added tax, stamp duty, and handling fees) incurred in connection with the title transfer of the Target Properties and the completion of procedures by Party A and Party B with the Transaction Office for transferring the Ownership Certificate of the Target Properties to Party B. In the absence of such Laws and regulations, Party A and Party B shall share such taxes and fees equally.
6.2
Party A shall, in accordance with the relevant national regulations, pay the maintenance funds for the Target Properties within 3 months of the completion of the title transfer of Target Property 1, provided that Party B shall reimburse Party A for any portion of the maintenance funds that Party B is responsible for but has been paid by Party A on its behalf. Party B shall reimburse Party A for any Shanghai Commercial Housing Maintenance Fund paid by Party A on its behalf, within 5 working days of receiving the official receipt of such payment.
6.3
Neither Party A nor Party B shall delay any tax or fee payment, thereby maliciously impeding the timely completion of the ownership transfer of the Target Properties.

ARTICLE VII
Representations and Warranties
7.1
In respect of this Transaction, Party A represents and warrants to Party B as follows:
(1)
Party A is the sole legal titleholder of the Target Properties. Except for the disclosed fact that Target Property 2 is in an “unsaleable” state at the time this Agreement takes effect, the Target Properties are not subject to any other restrictions on rights, and this transfer has been effected in full compliance with the Laws and regulations, with all necessary procedures and process duly completed. Furthermore, except for the disclosed status of Target Property 2, there are no other circumstances that may affect the validity of this Agreement;
(2)
At the time this Agreement takes effect, the Target Properties are not subject to any mortgages, guarantees, or other external security interests;
(3)
At the time this Agreement takes effect, the Target Properties are not subject to judicial seizure resulting from litigation or arbitration disputes;
(4)
In accordance with the Laws, regulations, policies and other relevant provisions in force as of the Effective Date hereof, the Target Properties are free from any illegal construction or unauthorized reconstruction, modification, decoration, quality problems and other issues, and are in compliance with the relevant regulations in terms of floor area ratio, fire safety, water supply and drainage, environmental protection and other aspects;
(5)
In accordance with the Laws, regulations, policies and other relevant provisions in force as of the Effective Date hereof, there are no outstanding or payable land transfer fees for the Target Properties.
7.2
In respect of this Transaction, Party B represents and warrants to Party A as follows:
(1)
The funds used by Party B to pay the Transfer Prices and other amounts originate from legal and compliant sources;
(2)
Party B meets the eligibility requirements for purchasing the Target Properties as provided by the relevant Laws and policies;
(3)
Party B has completed all necessary due diligence on the Target Properties, fully understands and accepts the conditions thereof, and opts to purchase the Target Properties out of free will;
(4)
Party B shall be solely responsible for the use and renovation of the Target Properties after its purchase thereof, and Party A shall accept no liability in that regard.

ARTICLE VIII
Breach of Contract and Dissolution
8.1
General Breach of Contract

Unless otherwise provided herein, if either Party breaches this Agreement, the non-breaching party shall have the right to seek one or more of the following remedies to protect its rights, which remedies available to the non-breaching party are cumulative and shall not affect other rights and remedies the non-breaching party may be entitled to under the law:

(1)
requiring specific performance by the breaching party;
(2)
requiring the breaching party to compensate the non-breaching party for the economic losses it has suffered;
(3)
other remedies as provided in this Agreement or by the applicable Laws.
8.2
Material Breach by Party B:
8.2.1
If Party B commits any of the following breaches, Party A shall have the right to require Party B to cure such breach immediately. Should Party B fail to cure such breach within thirty (30) days of receiving a written notice to cure from Party A (or such other extended period as agreed in writing by the Parties), Party A shall have the right to dissolve this Agreement by written notice to Party B:
(1)
Party B fails to pay the Transfer Prices to Party A in accordance with Article 3.2 hereof;
(2)
Party B fails to complete the title transfer procedures for the Target Properties in accordance with Article 4 hereof;
(3)
Party B fails to complete the handover procedures for the Target Properties in accordance with Articles 5.1 and 5.2 hereof;
(4)
Party B violates any of the representations and warranties under Article 7 hereof;
(5)
Party B unilaterally requests the dissolution hereof, other than under any of the circumstances where Party B has the right to dissolve this Agreement as provided by law or agreed in this Agreement.
8.2.2
Where Party A dissolves this Agreement in accordance with Article 8.2.1 hereof, Party B shall pay Party A a sum equal to 20% of the total Transfer Prices as liquidated damages. In such case, Party A shall have the right to deduct such sum from any amounts (including the Earnest Money) already paid by Party B for this Transaction, and any remaining balance after such deduction shall be returned to Party B without interest. Additionally, if Party B fails to pay the

Transfer Prices to Party A in accordance with Article 3.2 hereof, for each day of delay, Party B shall also pay Party A liquidated damages in an amount equal to one thousandth of the outstanding payables. If Party B fails, due to reasons attributable to Party B, to complete the title transfer procedures for the Target Properties in accordance with Article 4 hereof or to complete the handover procedures for the Target Properties in accordance with Articles 5.1 and 5.2 hereof, for each day of delay, Party B shall also pay Party A liquidated damages in an amount equal to one thousandth of the total Transfer Prices. From the day (inclusive) immediately following the handover date as specified in Article 5.1 or 5.2 until the date of dissolution hereof, the rental income from the Target Properties shall be attributable to Party A; where any such rental income has been paid to Party B pursuant to Article 5.3, Party A shall have the right to demand refund of the corresponding rental income from Party B.

8.3 Material Breach by Party A:

8.3.1 If Party A commits any of the following breaches, Party B shall have the right to require Party A to cure such breach immediately. Should Party A fail to cure such breach within thirty (30) days of receiving a written notice to cure from Party B (or such other extended period as agreed in writing by the Parties), Party B shall have the right to dissolve this Agreement by written notice to Party A:

(1)
Party A fails to complete the title transfer procedures for the Target Properties in accordance with Article 4 hereof;
(2)
Party A fails to complete the handover procedures for the Target Properties in accordance with Articles 5.1 and 5.2 hereof;
(3)
Party A violates any of the representations and warranties under Article 7 hereof;
(4)
Party A unilaterally requests the dissolution hereof, other than under any of the circumstances where Party A has the right to dissolve this Agreement as provided by law or agreed in this Agreement.

8.3.2 Where Party B dissolves this Agreement in accordance with Article 8.3.1 hereof, Party A shall pay Party B a sum equal to 20% of the total Transfer Prices as liquidated damages, and shall, on the termination date hereof, return to Party B any amounts (including the Earnest Money) already paid by Party B. Additionally, if Party A fails, due to reasons attributable to Party A, to complete the title transfer procedures for the Target Properties in accordance with Article 4 hereof or to complete the handover procedures for the Target Properties in accordance with Articles 5.1 and 5.2 hereof, for each day of delay, Party A shall also pay Party B liquidated damages in an amount equal to one thousandth of the total Transfer Prices. From the day (inclusive) immediately following the handover date as specified in Article 5.1 or 5.2 until the date of dissolution hereof, the rental income from the Target Properties shall be attributable to Party B, and Party B shall have the right to require Party A to fulfil the corresponding obligations under Article 5.3.

8.4 For the avoidance of doubt, the Parties acknowledge that:

(1)
If any Party breaches this Agreement, the non-breaching party shall hold the breaching party liable for breach of contract in accordance with this Agreement, rather than in accordance with the Shanghai Real Property Purchase and Sale Agreement, the Real Estate Purchase and Sale Agreement, or the Parking Space Sale Agreement.
(2)
If this Agreement is terminated or dissolved, the Shanghai Real Property Purchase and Sale Agreement or the Real Estate Purchase and Sale Agreement, and the Parking Space Sale Agreement already concluded for the Target Properties hereunder shall automatically terminate.

8.5 In the event that Party B’s payment of the second installment of the Transfer Price for Target Property 1 is financed by a loan, if the title transfer for Target Property 1 has been completed, but the full Transfer Price for Target Property 1 is not received by Party A within the agreed time frame, which results in the dissolution of this Agreement, in addition to other provisions set forth herein, Party A and Party B shall act as follows:

(1) Party B shall, at Party A’s request, cooperate in handling the title reversion procedures, signing the relevant documents, and completing the procedures for dissolution of the loan guarantee agreement and for deregistration of mortgage, so as to ensure transfer of the title back to Party A’s name without mortgage. All taxes and other expenses incurred in connection with title reversion shall be borne by Party B. If Party B fails to cooperate as required above, Party B shall, for each day from the date Party B fails to complete the title reversion procedures until the date such procedures are completed, pay Party A liquidated damages in an amount equal to three ten-thousandths (0.03%) of the total Transfer Prices for the Target Properties.

(2) Party A shall cooperate with Party B to complete the procedures for dissolution of the loan agreement and the loan guarantee agreement and for deregistration of mortgage, and shall, at Party B’s request, repay to the bank or Party B the loan principal already disbursed to Party A’s account. In the event of any delay in such repayment, Party A shall pay Party B a late fee equal to one thousandth of the outstanding payables for each day of delay.

ARTICLE IX
Force Majeure
9.1
For the purposes of this Agreement, force majeure refers to any event, circumstance or condition that is unforeseeable, unavoidable, and beyond a Party’s reasonable control, and which is wholly or partially unavoidable or insurmountable by the affected Party despite its exercise of reasonable and prudent measures, thereby directly or indirectly preventing the performance of any material obligations hereunder, including but not limited to natural disasters, wars, fires, explosions, earthquakes, terrorist attacks, and similar occurrences.
9.2
If a force majeure event occurs after this Agreement comes into effect and prevents either Party from performing its obligations hereunder, the obligations of the affected Party shall, to the extent of the impact of such force majeure event and subject to the provisions of the applicable Laws, be wholly or partially exempted. The affected Party shall give written notice to the other Party within fifteen (15) days after it becomes aware or should have become aware of the event, providing reasonable details regarding its nature and scope, and shall make every effort to mitigate or prevent any losses the other Party may suffer as a result of the force majeure event. If a force majeure event prevents performance of this Agreement for more than one hundred and eighty (180) consecutive days, either Party shall have the right to terminate this Agreement.
ARTICLE X
NOTICE
10.1
All notices given by one Party to any other Party hereunder shall be delivered in person, by fax, by prepaid courier service, or by email to the following address of the other Party:

To Party A: [Redacted]

Address: [Redacted]
Postal Code: [Redacted]
Fax: [Redacted]
E-mail: [Redacted]
Addressee: [Redacted]

To Party B: Shanghai Jirongzhicheng Enterprise Development Co., Ltd.

Address: 26/F, Building No.1, Youyou Century Plaza, No.428 Yanggao South Road, Pudong New Area, Shanghai
Postal Code: 200127
Fax: [Redacted]
E-mail: [Redacted]
Addressee: [Redacted]

To Party C: Jirong Yunke Information Technology Co., Ltd.

Address: 26/F, Building No.1, Youyou Century Plaza, No.428 Yanggao South Road, Pudong New Area, Shanghai
Postal Code: 200127
Fax: [Redacted]
E-mail: [Redacted]
Addressee: [Redacted]

10.2
Any Party shall promptly notify the other Parties in writing of any change in its address as set forth above, and any notices given thereafter shall be delivered to the newly notified address.
10.3
Unless there is evidence of earlier service, all notices or other communications given by one Party to the other Parties hereunder shall be deemed served:
(1)
if delivered in person, at the time of delivery to the above address;
(2)
if sent by fax, at the time shown on the transmission confirmation report from the sender’s fax machine;
(3)
if sent by prepaid courier service, on the third (3rd) working day after dispatch;
(4)
if sent by registered airmail, on the fifth (5th) working day after dispatch;
(5)
if sent by email, at the time when a legible email is received.
ARTICLE XI
Confidentiality
11.1
The Parties shall keep confidential this Agreement and all non-public information received in relation hereto (hereinafter referred to as the “Confidential Information”), and shall not disclose such information to any third party.
11.2
This Article does not apply to the disclosure of the following information:
(1)
information that is publicly available (other than through a violation of this Article);
(2)
information required to be disclosed by the Laws and regulations governing listed companies, or by judicial, government, or regulatory authorities, or by court decisions;
(3)
information disclosed by one Party to its professional advisors, provided that such Party shall ensure that the advisors are bound by confidentiality obligations equivalent to those set forth herein;
(4)
information that needs to be disclosed separately or in conjunction with this Agreement in one Party’s due performance hereof;

(5)
information obtained by one Party from a third party subject to no confidentiality obligations;
(6)
information already in a Party’s possession prior to the commencement of negotiations for this Agreement; and
(7)
information disclosed by a Party to its affiliates for internal reporting purposes, provided that such affiliates undertake to comply with the confidentiality obligations set forth herein, and that the disclosing Party remains jointly and severally liable for its affiliates’ performance of their confidentiality obligations.

For the avoidance of doubt, any disclosure of the above information [except for information specified in paragraphs (1) and (2) of this Article 11.2] shall be subject to the receiving party maintaining the confidentiality of such information, and the receiving party may use such information solely for the purpose for which it is disclosed.

11.3
The above confidentiality obligations shall survive the termination of this Agreement.
ARTICLE XII
Applicable Law and Dispute Resolution
12.1
The conclusion, effectiveness, interpretation and performance of this Agreement shall be governed by the Laws and regulations currently in force in China.
12.2
The Parties shall first attempt to resolve through friendly negotiation any dispute arising out of or in connection with this Agreement, including the formation, interpretation, effectiveness, termination or performance of this Agreement. If the Parties fail to reach an agreement through negotiation, any Party may submit the dispute to a people’s court of competent jurisdiction in the locality where the Target Properties are situated for resolution through litigation.
ARTICLE XIII
Miscellaneous
13.1
The Parties acknowledge that if, before Party A and Party B completes the transfer of the Ownership Certificate of the Target Properties to Party B, the Parties to this Transaction receive any materials indicating disapproval from a state-owned assets supervision agency or any authority of the Government of Pudong New Area or another government, this Transaction shall terminate automatically, without any Party incurring any liability for breach of contract. However, Party A shall, within five working days from the date of receiving such disapproval materials, refund all amounts already paid by Party B (including the Earnest Money) without interest and via the original payment method; if, as of the date of receiving such disapproval materials, the loan applied for by Party B for this Transaction has been disbursed, Party A shall repay the loan principal to the bank or Party B at the request of Party B. In the event of any delay in such repayment, Party A shall pay Party B a late fee equal to one thousandth of the outstanding payables for each day of delay. In the event that Party A requires Party B’s cooperation in handling any procedures, all associated taxes and fees shall be borne by Party A, and any losses (including loan losses) suffered by Party B as a result shall be dealt with as otherwise agreed by Party A and Party B.
13.2
The Parties acknowledge that Party B and Party C shall bear joint and several liability to Party A for the relevant obligations, warranties, and responsibilities under this Transaction.
13.3
Entire Agreement

This Agreement and its Exhibit constitute the entire understanding and agreement between the Parties with respect to the subject matter hereof, and supersede any prior written or oral agreements reached between the Parties on the same subject matter. The Parties acknowledge that in the event of any conflict between this Agreement and the Shanghai Real Property Purchase and Sale Agreement or the Real Estate Purchase and Sale Agreement to be executed for this Transaction, the provisions of this Agreement shall prevail.

13.4
Restrictions on Assignment

No Party hereto may assign any of its rights, interests or obligations hereunder without the prior written consent of the other Parties.

13.5
Effectiveness

This Agreement (including its Exhibits) shall come into effect as of the date when the legal representatives or authorized representatives of the Parties sign and affix their respective common seals, and when the Parties receive an original copy or a scanned copy of the fully executed version of this Agreement (the date on which the last Party signs to acknowledge its receipt of a paper copy or a scanned copy (whichever is earlier)) (hereinafter referred to as the “Effective Date”). The scanned copy shall have the same legal effect as the original paper copy and be legally binding upon the Parties.

13.6
Counterpart

This Agreement shall be executed in six copies, with each Party holding two copies. Each copy shall be deemed an original and have the same legal effect.

13.7
Modification

No term of this Agreement shall be modified except in writing and duly signed by the Parties.

[End of Body]

Exhibits:

1.
Table of Conditions and Unit Prices for Units within Target Properties
2.
Floor Plans of Target Properties and Copy of Ownership Certificate
3.
Table of Existing Leases Concerning Targe Properties (As of Effective Date)
4.
Confirmation of Property Delivery (Form), Confirmation of Parking Space Delivery (Form)
5.
Real Estate Purchase and Sale Agreement (Form)
6.
Decoration and Renovation Delivery Standards

[Signature Page]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the Parties as of the date first above written.

Party A:

[Redacted]

Company seal: /s/ [Redacted]

Authorized Representative: /s/ [Redacted]

December 17th, 2024

Party B:

Shanghai Jirongzhicheng Enterprise Development Co., Ltd.

Company seal: /s/ [Name of Shanghai Jirongzhicheng Enterprise Development Co., Ltd]

Authorized Representative: /s/ [Redacted]

Party C:

Jirong Yunke Information Technology Co., Ltd.

Company seal: /s/ [Name of Jirong Yunke Information Technology Co., Ltd]

Authorized Representative: /s/ [Redacted]

Exhibit 1: Table of Conditions and Unit Prices for Units within Target Properties

Exhibit 2: Floor Plans of Target Properties and Copy of Ownership Certificate

Exhibit 3: Table of Existing Leases Concerning Targe Properties (As of Effective Date)

Exhibit 4: Confirmation of Property Delivery (Form), Confirmation of Parking Space Delivery (Form)

Exhibit 5: Real Estate Purchase and Sale Agreement (Form)

Exhibit 6: Decoration and Renovation Delivery Standards